Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Heather Beardsley	The Plunkett Group
+1 610-208-2278	Brad Edwards
hbeardsley@cartech.com	+1 914-582-4187
brad@theplunkettgroup.com

CARPENTER TECHNOLOGY REPORTS FOURTH QUARTER

AND FISCAL YEAR 2022 RESULTS

Fourth Quarter Highlights

Reported earnings per share of $0.05, with adjusted earnings per share of $0.00

Backlog up 29% sequentially and 191% year-over-year

Generated $106.9 million of cash provided from operating activities; $64.6 million in free cash flow

PHILADELPHIA—July 28, 2022—Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced financial results for the fiscal fourth quarter and year ended June 30, 2022. For the quarter, the Company reported net income of $2.6 million, or $0.05 earnings per diluted share. Excluding special items, adjusted earnings per share was $0.00 for the fourth quarter.

“Our fourth quarter results marked a successful end to the year and place us on strong ground to deliver accelerated growth in fiscal year 2023,” said Tony Thene, Carpenter Technology’s President and CEO. “The quarter saw us return to a positive EPS as both the Specialty Alloy Operations (“SAO”) and Performance Engineered Products (“PEP”) segments outperformed our expectations. We also continued to expand our backlog across our end-use markets and secured another price increase on our transactional business as overall demand conditions across our end-use markets remain strong.”

“In the fourth quarter, our backlog grew by 29 percent on a sequential basis and 191 percent year-over-year. We also generated positive free cash flow of $65 million and finished the fiscal year with total liquidity of $448 million. The fourth quarter’s operating income results were driven by double digit sequential revenue growth in the Aerospace and Defense and Medical end-use markets.”

“Fiscal year 2022 proved to be a challenging but successful year. We navigated through an unforeseen outage of our Reading Press, continued COVID-19 isolations, a difficult hiring environment, and other supply chain challenges. But in addressing each of them, I believe we are emerging from it stronger and well-positioned for growth.”

“Looking ahead, we expect to see continued growth across our end-use markets, especially in Aerospace, Defense and Medical applications, where customers are still ramping to pre-pandemic levels. To capitalize on the demand in our core business, we are focused on achieving additional productivity and capacity gains through the Carpenter Operating Model. Further, our strong position in our core business is supported by our capabilities in key emerging areas including electrification and additive manufacturing that further support our long-term growth profile. We believe the continued execution of our strategy will drive sustainable long-term value creation for our customers and shareholders.”

Financial Highlights

	Q4	Q4	YTD	YTD
($in millions except per share amounts)	FY2022	FY2021	FY2022	FY2021
Net sales	$563.8	$421.6	$1,836.3	$1,475.6
Net sales excluding surcharge (a)	$403.2	$348.1	$1,400.0	$1,252.8
Operating income (loss)	$24.6	$(70.7)	$(24.9)	$(248.6)
Adjusted operating income (loss) excluding special items (a)	$14.9	$(12.5)	$(34.0)	$(105.5)
Net income (loss)	$2.6	$(57.1)	$(49.1)	$(229.6)
Earnings (loss) per share	$0.05	$(1.18)	$(1.01)	$(4.76)
Adjusted earnings (loss) per share (a)	$0.00	$(0.28)	$(1.06)	$(2.01)
Net cash provided from operating activities	$106.9	$74.5	$6.0	$250.0
Free cash flow (a)	$64.6	$42.6	$(122.3)	$132.0

(a)	non-GAAP financial measures explained in the attached tables

Net sales for the fourth quarter of fiscal year 2022 were $563.8 million compared with $421.6 million in the fourth quarter of fiscal year 2021, an increase of $142.2 million (or 34 percent), on 8 percent higher volume. Net sales excluding surcharge were $403.2 million, an increase of $55.1 million (or 16 percent) from the same period a year ago.

Operating income for the fourth quarter of fiscal year 2022 was $24.6 million compared to operating loss of $70.7 million in the prior year period. Adjusted to exclude special items, operating income was $14.9 million in the recent fourth quarter compared to adjusted operating loss of $12.5 million in the same period a year ago. The improvement in operating income is primarily the result of increased shipments as activity levels continued to ramp to meet improving market conditions in key end-use markets compared to the prior year period.

Earnings per share for the fourth quarter of fiscal year 2022 was $0.05 per share, or $0.00 per share when excluding special items, compared to a loss of $1.18 per share, or loss of $0.28 per share when excluding special items, in the prior year fourth quarter. The increase in adjusted earnings per share is the result of higher operating income partially offset by higher interest costs.

The special items in the current quarter include $0.6 million of COVID-19 costs, a $2.4 million charge related to a historical environmental obligation, and $6.0 million of debt extinguishment costs related to the Company’s recent bond refinancing, offset by a $12.7 million benefit related to employee retention credits to be claimed against certain employment taxes. Both the COVID-19 costs and the employment tax credits are included in the reported segment results with $10.0 million of net benefit included in the current quarter’s SAO segment operating income and $2.1 million net benefit included in the current quarter’s PEP segment operating income.

Cash provided from operating activities in the fourth quarter of fiscal year 2022 was $106.9 million, compared to $74.5 million in the same quarter last year. The increase in operating cash flow primarily reflects higher earnings and certain income tax refunds received related to prior years. These benefits were partially offset by increased accounts receivable as a result of higher sales during the quarter. Free cash flow in the fourth quarter of fiscal year 2022 was $64.6 million, compared to $42.6 million in the same quarter last year. The increase in free cash flow was primarily due to higher cash from operating activities in the current quarter. Capital expenditures were $32.8 million in the fourth quarter of fiscal year 2022 compared to $22.1 million in the same quarter last year.

Total liquidity, including cash and available revolver balance, was $448.3 million at the end of fiscal year 2022. This consisted of $154.2 million of cash and $294.1 million of available borrowings under the Company’s credit facility.

Conference Call and Webcast Presentation

Carpenter Technology will host a conference call and webcast presentation today, July 28th at 10:00 a.m. ET, to discuss the financial results of operations for the fourth quarter and full fiscal year 2022. Please dial +1 412-317-9259 for access to the live conference call. Access to the live webcast will be available at Carpenter Technology’s website (http://www.carpentertechnology.com), and a replay will be made available at http://www.carpentertechnology.com. Presentation materials used during this conference call will be available for viewing and download at http://www.carpentertechnology.com.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, medical, transportation, energy, industrial and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter Technology’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 30, 2021, Form 10-Q for the quarters ended September 30, 2021, December 31, 2021 and March 31, 2022 and the exhibits attached to those filings. They include but are not limited to:(1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, medical, transportation, energy, industrial and consumer, or other influences on Carpenter Technology’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter Technology to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the effect of government trade actions; (7) the valuation of the assets and liabilities in Carpenter Technology’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter Technology, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter Technology’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; (16) uncertainty regarding the return to service of the Boeing 737 MAX aircraft and the related supply chain disruption; (17) potential impacts of the COVID-19 pandemic on our operations, financial results and financial position; (18) our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter in place orders and business closures, and the related impact on resource allocations and manufacturing and supply chains; (19) our ability to execute our business continuity, operational, budget and fiscal plans in light of the COVID-19 pandemic; and (20) our ability to successfully carry out restructuring and business exit activities on the expected terms and timelines. Any of these factors could have an adverse and/or fluctuating effect on Carpenter Technology’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter Technology undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net sales	$563.8	$421.6	$1,836.3	$1,475.6
Cost of sales	491.8	441.3	1,686.5	1,470.4
Cost of sales - inventory write-downs from restructuring	—	1.6	—	4.2

Gross profit (loss)	72.0	(21.3)	149.8	1.0
Selling, general and administrative expenses	47.4	47.9	174.7	180.2
Restructuring and asset impairment charges	—	1.5	—	16.6
Goodwill impairment	—	—	—	52.8

Operating income (loss)	24.6	(70.7)	(24.9)	(248.6)
Interest expense, net	13.4	9.2	44.9	32.7
Debt extinguishment losses, net	6.0	—	6.0	8.2
Other (income) expense, net	(0.2)	(0.9)	(12.7)	8.4

Income (loss) before income taxes	5.4	(79.0)	(63.1)	(297.9)
Income tax expense (benefit)	2.8	(21.9)	(14.0)	(68.3)

Net income (loss)	$2.6	$(57.1)	$(49.1)	$(229.6)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.05	$(1.18)	$(1.01)	$(4.76)

Diluted	$0.05	$(1.18)	$(1.01)	$(4.76)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	48.6	48.4	48.5	48.3

Diluted	48.7	48.4	48.5	48.3

Cash dividends per common share	$0.20	$0.20	$0.80	$0.80

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Year Ended June 30,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(49.1)	$(229.6)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	131.4	123.6
Goodwill impairment charge	—	52.8
LIFO decrement	—	52.2
Non-cash inventory write-downs from restructuring	—	4.2
Acquisition-related contingent liability release	(4.7)	—
Non-cash restructuring and asset impairment charges	—	16.2
Debt extinguishment losses, net	6.0	8.2
Deferred income taxes	(3.1)	(33.6)
Net pension (income) expense	(7.3)	24.6
Share-based compensation expense	10.8	10.4
Net loss on disposal of property, plant, and equipment and assets held for sale	2.0	0.3
Changes in working capital and other:
Accounts receivable	(79.0)	(14.9)
Inventories	(71.9)	238.5
Other current assets	8.3	(33.9)
Accounts payable	95.7	22.4
Accrued liabilities	(24.5)	33.8
Pension plan contributions	(0.7)	(19.9)
Other postretirement plan contributions	(1.7)	(2.7)
Other, net	(6.2)	(2.6)

Net cash provided from operating activities	6.0	250.0

INVESTING ACTIVITIES
Purchases of property, plant, equipment and software	(91.3)	(100.5)
Proceeds from disposals of property, plant and equipment and assets held for sale	2.2	1.6
Proceeds from divestiture of business	—	20.0

Net cash used for investing activities	(89.1)	(78.9)

FINANCING ACTIVITIES
Net change in short-term credit agreement borrowings	—	(170.0)
Proceeds from issuance of long-term debt, net of offering costs	296.6	395.5
Payments on long-term debt	(300.0)	(250.0)
Payments for debt extinguishment costs, net	(6.0)	(8.2)
Payments for debt issue costs	(0.8)	(2.5)
Dividends paid	(39.2)	(39.1)
Proceeds from stock options exercised	—	0.5
Withholding tax payments on share-based compensation awards	(3.4)	(2.3)

Net cash used for financing activities	(52.8)	(76.1)

Effect of exchange rate changes on cash and cash equivalents	2.7	(0.7)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(133.2)	94.3
Cash and cash equivalents at beginning of year	287.4	193.1

Cash and cash equivalents at end of year	$154.2	$287.4

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	June 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$154.2	$287.4
Accounts receivable, net	382.3	308.7
Inventories	496.1	425.7
Other current assets	86.8	95.6

Total current assets	1,119.4	1,117.4
Property, plant and equipment, net	1,420.8	1,457.5
Goodwill	241.4	241.4
Other intangibles, net	35.2	43.1
Deferred income taxes	5.7	5.3
Other assets	109.8	106.5

Total assets	$2,932.3	$2,971.2

LIABILITIES
Current liabilities:
Accounts payable	$242.1	$142.4
Accrued liabilities	133.5	163.9

Total current liabilities	375.6	306.3
Long-term debt	691.8	694.5
Accrued pension liabilities	196.6	222.6
Accrued postretirement benefits	77.4	98.6
Deferred income taxes	162.4	156.9
Other liabilities	98.0	100.0

Total liabilities	1,601.8	1,578.9

STOCKHOLDERS’ EQUITY
Common stock	280.1	280.1
Capital in excess of par value	320.3	322.6
Reinvested earnings	1,211.0	1,299.3
Common stock in treasury	(307.4)	(317.4)
Accumulated other comprehensive loss	(173.5)	(192.3)

Total stockholders’ equity	1,330.5	1,392.3

Total liabilities and stockholders’ equity	$2,932.3	$2,971.2

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Pounds sold (000):
Specialty Alloys Operations	51,626	47,712	187,754	166,942
Performance Engineered Products	2,808	2,912	10,662	7,936
Intersegment	(2,674)	(2,656)	(10,304)	(5,172)

Consolidated pounds sold	51,760	47,968	188,112	169,706

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$327.2	$289.9	$1,137.1	$1,042.8
Surcharge	157.7	71.6	428.5	219.4

Specialty Alloys Operations net sales	484.9	361.5	1,565.6	1,262.2
Performance Engineered Products
Net sales excluding surcharge	92.9	75.6	336.7	255.9
Surcharge	2.9	1.9	7.8	3.9

Performance Engineered Products net sales	95.8	77.5	344.5	259.8
Intersegment
Net sales excluding surcharge	(16.9)	(17.4)	(73.8)	(45.9)
Surcharge	—	—	—	(0.5)

Intersegment net sales	(16.9)	(17.4)	(73.8)	(46.4)

Consolidated net sales	$563.8	$421.6	$1,836.3	$1,475.6

Operating income (loss):
Specialty Alloys Operations	$30.0	$(47.3)	$9.6	$(87.4)
Performance Engineered Products	10.3	(2.3)	18.1	(16.5)
Corporate (including restructuring and asset impairment charges)	(15.5)	(20.8)	(52.8)	(144.3)
Intersegment	(0.2)	(0.3)	0.2	(0.4)

Consolidated operating income (loss)	$24.6	$(70.7)	$(24.9)	$(248.6)

The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations. This includes operations performed at mills primarily in Reading and Latrobe, Pennsylvania and surrounding areas as well as South Carolina and Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Additive business and the Latrobe and Mexico distribution businesses. Effective July 1, 2020, the Company’s Carpenter Powder Products business was merged into the Carpenter Additive business. The Amega West business was also part of the PEP segment however the business was divested during the quarter ended September 30, 2020. The businesses in the PEP segment are managed with an entrepreneurial structure to promote flexibility and agility to quickly respond to market dynamics. It is our belief this model will ultimately drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet and Additive businesses.

Corporate costs are comprised of executive and director compensation, and other corporate facilities and administrative expenses not allocated to the segments. Also included are items that management considers not representative of ongoing operations and other specifically-identified income or expense items.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs and is included in other (income) expense, net.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

ADJUSTED OPERATING MARGIN EXCLUDING
SURCHARGE REVENUE AND SPECIAL ITEMS	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net sales	$563.8	$421.6	$1,836.3	$1,475.6
Less: surcharge revenue	160.6	73.5	436.3	222.8

Net sales excluding surcharge revenue	$403.2	$348.1	$1,400.0	$1,252.8

Operating income (loss)	$24.6	$(70.7)	$(24.9)	$(248.6)
Special items:
LIFO decrement	—	52.2	—	52.2
COVID-19 costs	0.6	2.9	5.9	17.3
COVID-19 employee retention credits	(12.7)	—	(12.7)	—
Inventory write-downs from restructuring	—	1.6	—	4.2
Acquisition-related contingent liability release	—	—	(4.7)	—
Environmental site charge	2.4	—	2.4	—
Restructuring and asset impairment charges	—	1.5	—	16.6
Goodwill impairment	—	—	—	52.8

Operating income (loss) excluding special items	$14.9	$(12.5)	$(34.0)	$(105.5)

Operating margin	4.4%	(16.8)%	(1.4)%	(16.8)%

Adjusted operating margin excluding surcharge revenue and special items	3.7%	(3.6)%	(2.4)%	(8.4)%

Management believes that removing the impact of raw material surcharge from operating margin provides a more consistent basis for comparing results of operations from period to period, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. In addition, management believes that excluding the impact of special items from operating margin is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

ADJUSTED EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	Income Before Income Taxes	Income Tax Expense	Net Income	Earnings Per Diluted Share*
Three months ended June 30, 2022, as reported	$5.4	$(2.8)	$2.6	$0.05
Special items:
COVID-19 costs	0.6	—	0.6	0.01
COVID-19 employee retention credits	(12.7)	2.8	(9.9)	(0.20)
Debt extinguishment losses, net	6.0	(1.3)	4.7	0.10
Environmental site charge	2.4	(0.5)	1.9	0.04

Total impact of special items	(3.7)	1.0	(2.7)	(0.05)

Three months ended June 30, 2022, as adjusted	$1.7	$(1.8)	$(0.1)	$—

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.7 million for the three months ended June 30, 2022.

ADJUSTED LOSS PER SHARE EXCLUDING SPECIAL ITEMS	Loss Before Income Taxes	Income Tax Benefit	Net Loss	Loss Per Diluted Share*
Three months ended June 30, 2021, as reported	$(79.0)	$21.9	$(57.1)	$(1.18)
Special items:
LIFO decrement	52.2	(14.9)	37.3	0.77
COVID-19 costs	2.9	(0.8)	2.1	0.04
Inventory write-downs from restructuring	1.6	(0.4)	1.2	0.03
Restructuring and asset impairment charges	1.5	(0.4)	1.1	0.02
Pension settlement charges	2.5	(0.6)	1.9	0.04

Total impact of special items	60.7	(17.1)	43.6	0.90

Three months ended June 30, 2021, as adjusted	$(18.3)	$4.8	$(13.5)	$(0.28)

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.4 million for the three months ended June 30, 2021.

ADJUSTED LOSS PER SHARE EXCLUDING SPECIAL ITEMS	Loss Before Income Taxes	Income Tax Benefit	Net Loss	Loss Per Diluted Share*
Year ended June 30, 2022, as reported	$(63.1)	$14.0	$(49.1)	$(1.01)
Special items:
COVID-19 costs	5.9	(1.3)	4.6	0.08
COVID-19 employee retention credits	(12.7)	2.8	(9.9)	(0.20)
Acquisition-related contingent liability release	(4.7)	1.1	(3.6)	(0.07)
Environmental site charge	2.4	(0.5)	1.9	0.04
Debt extinguishment losses, net	6.0	(1.3)	4.7	0.10

Total impact of special items	(3.1)	0.8	(2.3)	(0.05)

Year ended June 30, 2022, as adjusted	$(66.2)	$14.8	$(51.4)	$(1.06)

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.5 million for the year ended June 30, 2022.

ADJUSTED LOSS PER SHARE EXCLUDING SPECIAL ITEMS	Loss Before Income Taxes	Income Tax Benefit	Net Loss	Loss Per Diluted Share*
Year ended June 30, 2021, as reported	$(297.9)	$68.3	$(229.6)	$(4.76)
Special Items:
LIFO decrement	52.2	(14.9)	37.3	0.77
COVID-19 costs	17.3	(5.0)	12.3	0.25
Inventory write-downs from restructuring	4.2	(1.0)	3.2	0.07
Restructuring and asset impairment charges	16.6	(4.0)	12.6	0.26
Goodwill impairment	52.8	(0.1)	52.7	1.09
Debt extinguishment losses, net	8.2	(2.0)	6.2	0.13
Pension settlement charges	11.4	(2.8)	8.6	0.18

Total impact of special items	162.7	(29.8)	132.9	2.75

Year ended June 30, 2021, as adjusted	$(135.2)	$38.5	$(96.7)	$(2.01)

*	Impact per diluted share calculated using weighted average common shares outstanding of 48.3 million for the year ended June 30, 2021.

Management believes that (loss) earnings per share adjusted to exclude the impact of special items is helpful in analyzing the operating performance of the Company, as these items are not indicative of ongoing operating performance. Management uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s board of directors and others.

	Three Months Ended June 30,		Year Ended June 30,
FREE CASH FLOW	2022	2021	2022	2021
Net cash provided from operating activities	$106.9	$74.5	$6.0	$250.0
Purchases of property, plant, equipment and software	(32.8)	(22.1)	(91.3)	(100.5)
Proceeds from disposals of property, plant and equipment and assets held for sale	0.3	—	2.2	1.6
Proceeds from divestiture of business	—	—	—	20.0
Dividends paid	(9.8)	(9.8)	(39.2)	(39.1)

Free cash flow	$64.6	$42.6	$(122.3)	$132.0

Management believes that the free cash flow measure provides useful information to investors regarding the Company’s financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended June 30,		Year Ended June 30,
NET SALES BY END-USE MARKET	2022	2021	2022	2021
End-Use Market Excluding Surcharge Revenue:
Aerospace and Defense	$178.5	$165.5	$599.6	$598.8
Medical	53.7	38.1	177.2	128.2
Transportation	32.9	36.5	125.2	115.9
Energy	21.0	13.4	76.3	70.5
Industrial and Consumer	82.4	67.8	297.2	243.1
Distribution	34.7	26.8	124.5	96.3

Total net sales excluding surcharge revenue	403.2	348.1	1,400.0	1,252.8
Surcharge revenue	160.6	73.5	436.3	222.8

Total net sales	$563.8	$421.6	$1,836.3	$1,475.6